Item 27. Exhibit (d) ii. 1.

CONTRACT SCHEDULE

CONTRACT NUMBER: [ ]	ANNUITY DATE: [ ]

ISSUE DATE: [12/15/2003]	CONTRACT SCHEDULE DATE: [12/15/2003]

PRODUCT VERSION: [Transitions Select]

CONTRACT OWNER: [ ]
AGE AND SEX: [Age 35, Female]

JOINT CONTRACT OWNER: [ ]
AGE AND SEX: [Age 35, Female]

ANNUITANT: [ ]
AGE AND SEX: [Age 35, Female]

BENEFICIARY: As designated by the Contract Owner at the Issue Date, or as otherwise changed or provided in accordance with the Contract.

PURCHASE PAYMENTS

Initial Purchase Payment: [ $5,000.00 ]

Minimum Subsequent Purchase Payment: $250, or, if the automatic investment plan option is elected, $100.

Maximum Total Purchase Payments: For a Contract Owner up to Age 75 on the Issue Date, the maximum total Purchase Payments are $1,000,000; for a Contract Owner over Age 75 on the Issue Date, the maximum total Purchase Payments are $500,000. Purchase Payments above these amounts must be pre-approved by the Company. For a Joint Contract Owner, Age refers to the oldest Joint Contract Owner. If the Contract is owned by a non-natural person, then Contract Owner shall mean Annuitant.

Allocation Guidelines:

1.
The Contract Owner may have Purchase Payments allocated to the Separate Account(s) subject to the conditions imposed on such allocations by the Company. However, we reserve the right to limit the number of investment choices that you may invest into a maximum of 18 at any one time.

2.
The Contract Owner may have Purchase Payments allocated to the Fixed Account with Declared Interest Rate (DIR Fixed Account), the Fixed Account for Dollar Cost Averaging (DCA Fixed Account) and the Fixed Account with Long Term Guarantee (LTG Fixed Account) (collectively, the Fixed Account(s)), subject to the conditions imposed on such allocations by the Company. [Currently, the allocation of any Net Purchase Payment to the DIR Fixed Account and the LTG Fixed Account will be limited to 70% of the total Net
Purchase Payment.] The Company reserves the right, upon 30 days advance notice to the Contract Owner, to limit the allocation of any Net Purchase Payment to the Fixed Account(s). The minimum amount of any allocation to the LTG Fixed Account is $1,000.

Purchase Payments may not be allocated to the Fixed Account(s) if the Contract Owner is participating in either the Guaranteed Minimum Accumulation Benefit (GMAB) or Guaranteed Minimum Income Benefit (GMIB). However, the Company reserves the right, upon 30 days advance notice to the Contract Owner, to modify permissible allocations to the Fixed Account(s) and/or Sub-Accounts.

4A

3.
If the Purchase Payments and forms required to issue a Contract are in good order, the initial Net Purchase Payment will be credited to the Contract within two (2) business days after receipt at the Annuity Service Center. Additional Purchase Payments will be credited to the Contract as of the Valuation Period when they are received in good order.

TRANSFERS

Minimum and Maximum Amount to be Transferred: The minimum amount of a transfer is $1,000 per transfer request (from one or multiple Sub-Accounts and the Fixed Account(s) during the Accumulation Period) or the Contract Owner’s entire interest in the Sub-Account or Fixed Account(s), if less. This requirement is waived if the transfer is made in connection with any scheduled transfer program (e.g. dollar cost averaging, rebalancing, asset allocation, interest sweep) offered by the Company. The minimum amount of any transfer to the LTG Fixed Account is $1,000.

For any Contract Year, transfers out of the DIR Fixed Account are limited in amount to 30% of the Contract Value allocated to such account at the time of the first transfer in that Contract Year. If the Contract Owner transfers 30% of the Contract Value in the DIR Fixed Account for three consecutive Contract Years, in the fourth consecutive Contract Year the Contract Owner may transfer up to the entire amount in the DIR Fixed Account, provided that Purchase Payments or transfers have not been applied to the DIR Fixed Account from the time the first annual transfer was made.

Transfers out of the Fixed Account(s) are done on a first-in-first-out basis. [Currently, the Company will limit transfers from the Separate Account such that no transfer can cause the Fixed Account(s), excluding the DCA Fixed Account, to exceed 70% of the Contract Value.] The Company reserves the right, upon 30 days advance notice to the Contract Owner, to limit transfers from the Separate Account to the Fixed Account(s).

Transfers are not permitted from the DIR Fixed Account to the money market Sub-Account or to the LTG Fixed Account. For a period of 90 days following a transfer out of the DIR Fixed Account, transfers to the DIR Fixed Account, the money market Sub-Account or the LTG Fixed Account are not allowed.

Number of Transfers: The Contract Owner may make unlimited transfers during the Accumulation Period and 6 transfers per calendar year during the Annuity Period, subject to the conditions imposed on such transfers by the Company. The Company reserves the right to limit transfers when the transfer privilege is being exercised to the detriment of other Contract Owners. The Company further reserves the right, upon 30 days advance notice to the Contract Owner, to limit the number of transfers in the future.

Unscheduled transfers may not be made if the Contract Owner is participating in either the GMAB or GMIB, provided, however, that the Company reserves the right, upon 30 days advance notice to the Contract Owner, to modify permissible transfers to the Fixed Account(s) and/or Sub-Accounts.

Free Transfers: 12 per calendar year during the Accumulation Period; 6 per calendar year during the Annuity Period. All transfers made during a Valuation Period are deemed to be one transfer.

4B

Transfer Fee: The Transfer fee will not exceed $20 for each transfer in excess of the Free Transfers.

Minimum Amount Which Must Remain In a Sub-Account or the Fixed Account(s) After a Transfer: [$1,000; or if the entire amount in the Sub-Account or Fixed Account(s) is less than $1,000, the entire amount must be transferred.]

WITHDRAWALS

Contingent Deferred Sales Charge (CDSC): A CDSC is assessed against the amount of the Contract Value withdrawn or applied to an Annuity Option. The charge is calculated at the time of each withdrawal or annuitization. [The CDSC does not apply to Annuity Options A, B, C, D, and E (period certain of at least 10 years), unless the Contract Owner subsequently requests a lump sum payment from Annuity Option E.] For partial withdrawals, the charge is deducted from the remaining Contract Value and is deducted from the Sub-Accounts and Fixed Account(s) in the same proportion that the amount of withdrawal from the Sub-Account or Fixed Account(s) bears to the total of the partial withdrawal.

[7 Year Contingent Deferred Sales Charge

Contract Year:	1	2	3	4	5	6	7	8 and thereafter
CDSC Charge % of Contract Value:	7%	7%	7%	6%	5%	4%	3%	0%]

[9 Year Contingent Deferred Sales Charge

Contract Year:	1	2	3	4	5	6	7	8	9	10 and thereafter
CDSC Charge % of Contract Value:	8%	8%	7%	6%	5%	4%	3%	2%	1%	0%]

Free Withdrawal Amount: The Free Withdrawal Amount is an amount which is not subject to the CDSC.

[During the first Contract Year, the Contract Owner may withdraw up to 10% of the Purchase Payments reduced by any Free Withdrawal Amount(s) previously taken during such Contract Year. Beginning in the second Contract Year, the Contract Owner may withdraw up to 10% of the Contract Value determined as of the end of the previous Contract Year plus 10% of any Purchase Payment received in the current Contract Year reduced by any Free Withdrawal Amount(s) previously taken during the current Contract Year.]

[During the first Contract Year, the Contract Owner may withdraw up to 10% of the Purchase Payments reduced by any Free Withdrawal Amount(s) previously taken during such Contract Year. Beginning in the second Contract Year, the Contract Owner may withdraw up to 20% of the Contract Value determined as of the end of the previous Contract Year plus 20% of any Purchase Payment received in the current Contract Year reduced by any Free Withdrawal Amount(s) previously taken during the current Contract Year.]

Withdrawal Charge: [None.]

Minimum Partial Withdrawal: [Currently $100.] The Company reserves the right upon 30 days advance notice to the Contract Owner to increase this amount up to $250.

Minimum Contract Value Which Must Remain in the Contract After a Partial Withdrawal: [Qualified Plan: $2,000; Non-Qualified Plan: $5,000.]

Number of Partial Withdrawals Permitted: [No Limit.]

4C

ANNUITY GUIDELINE PARAMETERS

1.
If the amount to be applied under an Annuity Option is less than $2,000 for a full annuitization, the Company reserves the right to pay the amount in a lump sum. If any Annuity Payment is less than $100, the Company reserves the right to change the payment basis to equivalent quarterly, semi-annual or annual payments. The Company reserves the right to limit the number of partial annuitizations to a maximum of one per Contract Year. The minimum amount for a partial annuitization is $10,000.

2.	The Annuity Date must be the 1st through the 28th day of the month. Any full or partial annuitization cannot be earlier than five years after the Issue Date.

3.	The latest permitted Annuity Date is the earlier of:
(a) the 100th birthday of the Annuitant or the oldest Joint Annuitant;
(b) the latest date permitted under state law; or
(c) the 100th birthday of the Contract Owner or the oldest Joint Contract Owner.

4D

CONTRACT CHARGES

TYPE	DESCRIPTION/ AMOUNT
Mortality And Expense Risk Charge
[The current charge is equal on an annual basis to 1.10% of the average daily net asset value of the Separate Account.] The maximum charge is equal on an annual basis to 1.70% of the average daily net asset value of the Separate Account.

Administrative Charge
[The current charge is equal on an annual basis to 0.15% of the average daily net asset value of the Separate Account.] The maximum Administrative Charge is equal on an annual basis to 0.25% of the average daily net asset value of the Separate Account.

Annual Contract Maintenance Charge
[Currently, on the last day of each Contract Year an annual fee of $40.00 per Contract Year will be deducted.] If a total withdrawal is made on other than the last day of the Contract Year, the Annual Contract Maintenance Charge will be deducted at the time of the total withdrawal. If the Annuity Date for a full annuitization is not the last day of the Contract Year, then a pro-rata portion of the Annual Contract Maintenance Charge will be deducted on the Annuity Date. The maximum charge will not exceed $60.00 per Contract Year.

This charge will be deducted at the end of each Contract Year from the Sub-Accounts in the same proportion that the amount of the Contract Value in each Sub-Account bears to the total Contract Value in the Sub-Accounts.

During the Annuity Period, the Annual Contract Maintenance Charge will be deducted pro-rata from Annuity Payments and will result in a reduction of each Annuity Payment.

4E

CONTRACT CHARGES FOR OPTION(S) SELECTED

TYPE	DESCRIPTION/ AMOUNT
Annual Ratchet Death Benefit Charge The maximum charge on an annual basis will not exceed 0.90%.	[This benefit has not been selected.] [The current charge is equal on an annual basis to 0.50%.]

Guaranteed Minimum Accumulation Benefit Charge (GMAB)
The maximum charge on an annual basis will not exceed 1.00%. If the Contract Owner elects by Written Request to discontinue the GMAB Rider and its associated benefit, the charge will be discontinued upon the Company’s receipt of such request, and a proportionate credit of the remaining prepaid charge will be applied to the Contract Value. Selection of GMAB requires participation in an asset allocation program sponsored by the Company.
[This benefit has not been selected.] [The current charge is equal on an annual basis to 0.35%.]

Guaranteed Minimum Income Benefit Charge (GMIB) The maximum charge on an annual basis will not exceed 1.25%. If the Contract Owner elects by Written Request to discontinue the GMIB Rider and its associated benefit, the charge will be discontinued upon the Company’s receipt of such request, and a proportionate credit of the remaining prepaid charge will be applied to the Contract Value. Selection of GMIB requires participation in an asset allocation program sponsored by the Company.
[This benefit has not been selected.] [The current charge is equal on an annual basis to 0.60%.]

Nursing Home Benefit Charge
The maximum charge on an annual basis will not exceed 0.10%. If the Contract Owner elects by Written Request to discontinue the Nursing Home Benefit Rider and its associated benefit, the charge and benefit will be discontinued on the Anniversary Date following the Company’s receipt of such request. Applicable charges will be deducted while the CDSC is in effect.
[This benefit has not been selected.] [The current charge is equal on an annual basis to 0.05%.]

Equalizer Benefit Charge
The maximum charge on an annual basis will not exceed 0.60%. If the Contract Owner elects by Written Request to discontinue the Equalizer Benefit Rider and its associated benefit, the charge and benefit will be discontinued on the Anniversary Date following the Company’s receipt of such request.
[This benefit has not been selected.] [The current charge is equal on an annual basis to 0.50%]

4F

Charge for Selection of Enhanced Free Withdrawals
The maximum charge on an annual basis will not exceed 0.35% for the option which provides for free withdrawals of 10% of Purchase Payments in the first Contract Year and 20% of Contract Value thereafter. Applicable charges will be deducted while the CDSC is in effect.
[This benefit has not been selected.] [The current charge is equal on an annual basis to 0.25%.]

In the first Contract Year, all charges for options selected are based on Purchase Payments received during that Contract Year. These charges are assessed upon receipt of each Purchase Payment. At the end of the first Contract Year, and at the end of each Contract Year thereafter, all charges for options selected will be calculated based on the Contract Value determined at that time and deducted proportionately on each Contract Anniversary while the applicable option and/or rider is in effect as follows:

1.	from the Sub-Accounts of the Separate Account if sufficient funds are available to deduct the entire charge(s); or

2.	from the Sub-Accounts of the Separate Account plus the Fixed Account(s) (excluding any Fixed Account with Long Term Guarantee) if sufficient funds are available to deduct the entire charge(s); or

3.	from the Sub-Accounts of the Separate Account plus all Fixed Account(s).

Unless otherwise stated, all charges will be assessed while the applicable feature(s) is in effect. Please refer to this Contract Schedule for further details regarding all applicable charges.

4G

CONTRACT CREDITS

TYPE	DESCRIPTION / AMOUNT
Case Size Credit
On each Contract Anniversary while the Contract is in effect, the Company will increase the Contract Value subject to the following conditions:
1.      If the Average Contract Value for a given Contract Year is at least $250,000 and less than $1,000,000, the Company will currently credit [0.05%] based on the Contract Value as of the end of the Contract Year. The minimum credit is equal to 0.02%.
2.      If the Average Contract Value for a given Contract Year is at least $1,000,000, the Company will currently credit [0.10%] based on the Contract Value as of the end of the Contract Year. The minimum credit is equal to 0.05%.
3.      For any Contract Year, the Average Contract Value is calculated based on the average of the Contract Values attributable to the end of each quarterly period of such Contract Year.

Electronic Document Delivery Credit
For any Contract Year prior to [2008], in which the Contract Owner is participating in any electronic document delivery program offered by the Company for this product on a Contract Anniversary Date, a [$24] credit will be applied on such Contract Anniversary. The Company reserves the right to continue, modify or discontinue this benefit for any Contract Year after [2007]. An electronic document delivery program is any program in which the Company offers contract-related versions of printed documents to Contract Owners to be sent via an electronic medium.

CONTRACT CREDITS FOR OPTION(S) SELECTED

TYPE	DESCRIPTION / AMOUNT
Credit for 9 Year CDSC option The minimum credit is equal on an annual basis to 0.10%. Applicable credits will be applied while the CDSC is in effect.	[This benefit has not been selected.] [The current credit is equal on an annual basis to 0.10%].

Credit for Contract Value Death Benefit option
The credit is paid up to Age 80 of any Contract Owner or Annuitant if the Contract is owned by a non-natural person. The minimum credit is equal on an annual basis to 0.02%.
[This benefit has not been selected.] [The current credit is equal on an annual basis to 0.05%.]

All credits, except as otherwise provided in the Contract, will be calculated based on the Contract Value determined as of the end of each Contract Year. On the Contract Anniversary, the credit will be applied proportionately to the Sub-Accounts of the Separate Account that the Contract Owner is invested in as of the date of the calculation. If there are no funds in the Separate Account at such time, the credit will be applied to the money market Sub-Account.

Unless otherwise stated, all credits will be applied while the applicable feature(s) is in effect.

Please refer to this Contract Schedule for further details regarding all applicable credits.

4H

AVAILABLE DEATH BENEFIT RIDERS/OPTIONS FOR FUTURE SELECTION

There are three Death Benefit options available under the Contract. A Contract Owner may elect to change the Death Benefit Option in effect with another available Death Benefit Option. The Contract Owner may make the election by Written Request, no later than 30 calendar days prior to any Contract Anniversary.

The effective date of the newly selected Death Benefit Option is the Contract Anniversary following the election. To confirm the Contract Owner’s selection of a new Death Benefit Option, the Company will issue any applicable Death Benefit Rider, and a revised Contract Schedule. The revised Contract Schedule will reflect any applicable credit or charge for the option selected, and a revised Contract Schedule Date and corresponding revised Rider Effective Date. The Death Benefit Rider, if any, together with the new Contract Schedule will reflect the revisions to the Contract Owner’s benefits under the Contract. All other Contract provisions remain in effect from the Issue Date.

The Death Benefit Options are as follows:

Contract Value Death Benefit: This Death Benefit option pays out the Contract Value upon death as provided in the “Death Benefit Amount During the Accumulation Period” section of the Contract. If this option is replaced after the Issue Date, the Death Benefit amount will be reset to the amount applicable to the new option selected.

Charges: None. A credit may apply. Refer to the “Contract Credit for Option(s) Selected” section of the Contract Schedule.

Basic Death Benefit Rider: The Basic Death Benefit equals the greater of the Contract Value or Purchase Payments less a proportionate adjustment for any withdrawals. After attaining Age 80, the Death Benefit will be the Contract Value. This option is not available for selection on or after Age 80. If this option is replaced after the Issue Date, the Death Benefit amount will be reset to the amount applicable to the new option selected.

Charges: None.

Death Benefit Rider with Annual Ratchet Feature: This enhanced Death Benefit Option provides for a benefit that is the greater of the Basic Death Benefit calculation above or one calculated with an Annual Ratchet Feature.

If this option is selected after the Issue Date, the initial Annual Ratchet Feature on such date is equal to the lesser of the Contract Value or the Purchase Payments less withdrawals. If this option is replaced after the Issue Date, the Death Benefit amount will be reset to the amount applicable to the new option selected.

Charges: The current charges for this option will be those current charges in effect as determined by the Company as of the applicable Rider Effective Date. Refer to the “Contract Charges for Option(s) Selected” section of the Contract Schedule.

4I

RIDERS	RIDER EFFECTIVE DATE

[Basic Death Benefit Rider]	[Not Effective]

[Death Benefit Rider with Annual Ratchet Feature]	[Not Effective]

[Equalizer Benefit Rider]	[Not Effective]

[Guaranteed Minimum Accumulation Benefit Rider]	[Not Effective]

[Guaranteed Minimum Income Benefit Rider]	[Not Effective]

[Nursing Home Benefit Rider]	[Not Effective]

[Fixed Account with Declared Interest Rate Rider]	[12/15/2003]

[Fixed Account for Dollar Cost Averaging Rider]	[12/15/2003]

[Fixed Account with Long Term Guarantee Rider]	[12/15/2003]

[Individual Retirement Annuity Rider ]	[Not Effective]

[Qualified Plan Rider ]	[Not Effective]

[Roth Individual Retirement Annuity Rider]	[Not Effective]

[SIMPLE IRA Rider ]	[Not Effective]

[Unisex Annuity Rates Rider ]	[Not Effective]

ANNUITY SERVICE CENTER:

Massachusetts Mutual Life Insurance Company
[Annuity Service Center
P.O. Box 9067
Springfield, MA 01102-9067]

4J

FIXED ACCOUNT(S)

FIXED ACCOUNT(S):
The Minimum Guaranteed Interest Rate is [3%].

SEPARATE ACCOUNT(S):
[Massachusetts Mutual Variable Annuity Separate Account 4.]

Eligible Investments, Series:	Sub-Accounts:

[American Century® Variable Portfolios, Inc.
American Century VP Income & Growth Fund	American Century VP Income & Growth
American Century VP Value Fund	American Century VP Value

American Funds Insurance Series®
American Funds® Asset Allocation Fund - Class 2	American Funds® Asset Allocation
American Funds® Growth-Income Fund - Class 2	American Funds® Growth Income

Calvert Variable Series, Inc.
Calvert Social Balanced Portfolio	Calvert Social Balanced

Fidelity® Variable Insurance Products Fund
Fidelity® VIP Contrafund® Portfolio - Initial Class	Fidelity® VIP Contrafund®
Fidelity® VIP Growth Portfolio - Service Class	Fidelity® VIP Growth

Franklin Templeton Variable Insurance Products Trust
Franklin Small Cap Value Securities Fund - Class 2	Franklin Small Cap Value Securities
Templeton Foreign Securities Fund - Class 2	Templeton Foreign Securities

INVESCO Variable Investment Funds, Inc.
INVESCO VIF - Financial Services Fund	INVESCO VIF - Financial Services
INVESCO VIF - Health Sciences Fund	INVESCO VIF - Health Sciences
INVESCO VIF - Technology Fund	INVESCO VIF - Technology

Janus Aspen Series
Janus Aspen Balanced Portfolio - Service	Janus Aspen Balanced
Janus Aspen Capital Appreciation Portfolio - Service	Janus Aspen Capital Appreciation
Janus Aspen Worldwide Growth Portfolio - Service	Janus Aspen Worldwide Growth

MFS® Variable Insurance TrustSM
MFS® Investors Trust Series	MFS® Investors Trust
MFS® New Discovery Series	MFS® New Discovery]

4K

[MML Series Investment Fund
MML Blend Fund	MML Blend
MML Emerging Growth Fund	MML Emerging Growth
MML Enhanced Index Core Equity Fund	MML Enhanced Index Core Equity
MML Equity Fund	MML Equity
MML Equity Index Fund - Class I	MML Equity Index
MML Growth Equity Fund	MML Growth Equity
MML Inflation-Protected Bond Fund	MML Inflation-Protected Bond
MML Large Cap Value Fund	MML Large Cap Value
MML Managed Bond Fund	MML Managed Bond
MML OTC 100 Fund	MML OTC
MML Small Cap Equity Fund	MML Small Cap Equity
MML Small Cap Growth Equity Fund	MML Small Cap Growth Equity
MML Small Company Opportunities Fund	MML Small Company Opportunities

Oppenheimer Variable Account Funds
Oppenheimer Aggressive Growth Fund/VA	Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation Fund/VA	Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund/VA	Oppenheimer Global Securities
Oppenheimer High Income Fund/VA	Oppenheimer High Income
Oppenheimer Main Street Fund®/VA	Oppenheimer Main Street
Oppenheimer Money Fund/VA	Oppenheimer Money
Oppenheimer Multiple Strategies Fund/VA	Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond Fund/VA	Oppenheimer Strategic Bond

Panorama Series Fund, Inc.
Oppenheimer International Growth Fund/VA	Oppenheimer International Growth

Scudder Investment Management VIT Funds
Scudder VIT EAFE® Equity Index Fund	Scudder VIT EAFE® Equity Index
Scudder VIT Small Cap Index Fund	Scudder VIT Small Cap Index

T. Rowe Price Equity Series, Inc.
T. Rowe Price Blue Chip Growth Portfolio	T. Rowe Price Blue Chip Growth
T. Rowe Price Equity Income Portfolio	T. Rowe Price Equity Income]

4L